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                                                                  Exhibit 10.31

                                    CONTRACT

                                       for

                        PRE-DEPARTURE SCREENING SERVICES

                                       at

                       Norfolk International Airport (ORF)

                                     between

                                US Airways, Inc.

                                       and

                    International Total Services, Inc. (ITS)





                                                           Contract No: ORF007PD
                                                              Date: July 3, 1997


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                                TABLE OF CONTENTS

ARTICLE                                                                 PAGE
-------                                                                 ----

ARTICLE 1 - DEFINITION AND STANDARD OF SERVICES...........................  1

ARTICLE 2 - CONSIDERATION AND PAYMENT....................................  2

ARTICLE 3 - TAXES........................................................  4

ARTICLE 4 - EQUALITY OF TREATMENT........................................  4

ARTICLE 5 - CONTRACTOR'S EMPLOYEES.......................................  5

ARTICLE 6 - INSURANCE AND INDEMNITY......................................  7

ARTICLE 7 - INDEMNITY FOR GOVERNMENT ACTIONS.............................  8

ARTICLE 8 - PERIOD OF AGREEMENT/TERMINATION...............................  9

ARTICLE 9 - FORCE MAJEURE................................................ 10

ARTICLE 10 - NOTICES..................................................... 11

ARTICLE 11 - AUDITS...................................................... 12

ARTICLE 12 - NONDISCRIMINATION........................................... 13

ARTICLE 13 - CONFIDENTIALITY AND WAIVER.................................. 13

ARTICLE 14 - MISCELLANEOUS............................................... 15

                                                           Contract No: ORF007PD
                                                              Date: July 3, 1997


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                   PRE-DEPARTURE SCREENING SERVICES AGREEMENT

            This Agreement made and entered into as of the first day of March, 1997 by and between US Airways, Inc., (herein referred to as "US Airways"), a corporation organized and existing under the laws of the State of Delaware and having its principal place of business at 2345 Crystal Drive, Arlington, VA 22227, and International Total Services, Inc. (herein referred to as "Contractor"), a corporation existing under the laws of the state of Ohio and having its principal place of business at Crown Centre, 5005 Rockside Rd., Cleveland, Ohio 44131.

                                   WITNESSETH

            WHEREAS, US Airways is a commercial airline;

            WHEREAS, Contractor is an independent contractor presently engaged in providing pre-departure screening services as that term is generally understood in the air transportation industry (herein referred to as "Services"); and

            WHEREAS, US Airways desires to have Contractor furnish the Services and Contractor agrees to perform such Services at the airport(s) or portion of airport(s) (herein referred to as "Site") indicated in Exhibit A under the terms and conditions of this Agreement;

            NOW, THEREFORE, for and in consideration of the foregoing premises and the mutual covenants and agreements herein contained, the Parties hereto agree as follows:

ARTICLE 1- DEFINITION AND STANDARD OF SERVICES

1.1 The Services to be provided by Contractor's personnel are defined and specified in Exhibit A hereto.

1.2 Contractor hereby represents, warrants, and agrees that all Services provided under this Agreement will conform to all applicable federal, state and other applicable statutes, regulations, ordinances, and orders, and that such statutes, regulations, ordinances, and orders will be deemed to apply to Contractor if such statutes, regulations, ordinances, and orders would apply to US Airways.

1.3 Contractor warrants that it has obtained all permits and licenses required by all applicable authorities, including, but not exclusively, the Federal Aviation Administration ("FAA"), to perform the Services specified in this Agreement and will continue, at its own expense, to be so licensed throughout the term of this Agreement.



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                                                              Date: July 3, 1997


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1.4     Contractor warrants that all employees utilized by Contractor pursuant to this Agreement will be fully trained, equipped and competent and will perform their duties in a safe, courteous manner, will work harmoniously with US Airways personnel, and will observe standards of discipline satisfactory to US Airways at all times while on the Site.

1.5 Contractor warrants that all Services provided under this Agreement will comply with rules pertaining to the applicable Site including, those of the Airport Authority, including, but not limited to, rules concerning security, drug testing, and parking.

1.6 Except as specified in this Agreement or the Exhibits hereto, Contractor will be responsible for the acquisition, maintenance, inventory, storage, and control of all equipment, materials, supplies, and any special equipment required to perform the Services.

1.7 Contractor acknowledges and agrees that Services may be provided to US Airways at a specific Site in conjunction with Services that Contractor may provide to other parties. Notwithstanding anything contained in any other agreement to the contrary, Contractor agrees that Services provided for US Airways, its employees, agents, passengers and invitees, will be provided pursuant to the provisions of this Agreement.

1.8 Should disputes of any nature arise during the term of this Agreement, pending settlement or resolution of said dispute, both Parties will proceed diligently with their performance under this Agreement. The Parties acknowledge that this provision will not operate to require payment by US Airways of amounts that are the subject of the dispute. The Parties further agree that this provision will not operate to limit any of the other rights and remedies provided for in this Agreement.

1.9 The Services performed hereunder by Contractor will be provided to the sole satisfaction of US Airways.

ARTICLE 2 - CONSIDERATION AND PAYMENT

2.1 In full consideration of the performance of the Services above described, US Airways will pay Contractor in accordance with the terms and conditions set forth in this Agreement and such additional terms as specified in Exhibit B, if any. The rates in Exhibit B will remain firm for the term of this Agreement. In the event of a conflict between the contents of Exhibit B and the body of this Agreement, the terms of Exhibit B will prevail.

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2.2     Contractor will submit a bi-weekly invoice to US Airways for Services provided to US Airways during the previous two (2) weeks. All invoices will specify both the applicable contract number and the purchase or work order number applicable to the specific delivery or services, if any. The invoice will also include full documentation of the work performed. US Airways will pay Contractor within thirty (30) days of receipt of Contractor's invoice. In the event of a dispute over the invoice, US Airways will pay all amounts that are not in dispute, and the deadline for payment for the disputed amount will be deemed extended until ten ( 10) days after the resolution of such dispute. Contractor agrees that it will submit no invoices or revisions to invoices more than three (3) months after Services are rendered.

2.3 All invoices will be sent to the address listed below or to such other addresses as US Airways may specify:

                          US Airways, Inc.
                          Norfolk International Airport
                          Norfolk, VA 23518
                          Attn: Station Manager- ORFKK

2.4 Payments will not be made unless invoices are signed for by the addressee specified in Article 2.3.

2.5 Without limiting any other rights or remedies which it may have, US Airways may withhold any payments due Contractor if the Contractor fails to comply with any term or terms of this Agreement.

2.6 Where Service is provided to multiple airlines at the same Site, fees for Service at that Site will be apportioned among those airlines based on total enplanements at that Site broken down by each checkpoint. The Parties acknowledge and agree that the allocation method specified in Exhibit B, if any, will apply instead of that specified in Article 2.6, but where a Site has a different rule for the apportionment/allocation of fees that rule will apply. Contractor agrees that in no event will US Airways be jointly or severally liable for other airlines' unpaid fees.

2.7 Except for costs specifically assigned to and assumed by US Airways under this Agreement, Contractor acknowledges and agrees that the fees under this Agreement establish the maximum liability of US Airways to Contractor for the Services provided under this Agreement. In particular, the following costs are assumed by Contractor:

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        a.    Salaries and benefits for Contractor's employees,
              including vacation, sick leave and severance pay.
        b.    Training to fulfill government requirements.
        c.    Parking arrangements for personnel.
        d. Securing any and all permits and licenses required to perform the Services.
        e.    Any administrative costs for scheduling.
        f. All overhead costs for local offices, support staff, headquarters staff, uniforms, supplies, dosimeter badges, etc.
        g.    All insurance required under this Agreement.

ARTICLE 3 - TAXES

3.1 In addition to the amounts charged under this Agreement, US Airways will pay any applicable sales and/or use taxes that may be lawfully imposed by the Government of the United States or any State or political subdivision thereof upon Contractor for the Services provided to US Airways under this Agreement provided Contractor promptly notifies US Airways of the imposition of such taxes. Contractor agrees that the fees paid under this Agreement will be deemed to include any value added tax or similar tax imposed by any government. US Airways will not be liable to Contractor for, and Contractor will hold US Airways harmless from, all other taxes including, without limitation, any taxes based on gross receipts, revenue, income or the like, import or export taxes, or franchise or doing business taxes. If requested by US Airways in writing, Contractor will not pay any sales or use tax assessed which is the responsibility of US Airways under this Agreement except under protest, and if payment is made, Contractor will use its best commercial efforts to obtain a refund thereof, or at US Airways' request, permit US Airways to protest such tax in Contractor's name. If all or any part of such tax is refunded, Contractor will repay to US Airways so much thereof as US Airways will have paid, including any and all interest paid thereon. US Airways will pay to Contractor, upon demand, US Airways' proportionate share of all out of pocket expenses incurred by Contractor in protesting payment of any such tax and in endeavoring to obtain such refund at US Airways' request. If US Airways paid the expenses and the refund applies to customers of Contractor other than US Airways, then Contractor will make certain that US Airways receives a reimbursement for a proportionate share of such costs.

ARTICLE 4 - EQUALITY OF TREATMENT

4.1 Contractor agrees that in the event that any Services that may be provided under this Agreement are provided or

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        offered to any third party and the fees for such Services are less than the fees under this Agreement and/or the terms more favorable, the fees provided under this Agreement will be deemed reduced to equal such lower fees and/or the terms of this Agreement will be adjusted to equal such more favorable treatment. Such reduction or adjustment will be deemed in effect from the earlier of the date that such fees are offered or provided to such third party.

ARTICLE 5 - CONTRACTOR'S EMPLOYEES

5.1 The employees of Contractor engaged in performing Services hereunder will be considered employees of Contractor for all purposes and will under no circumstances be deemed to be employees of US Airways. US Airways will have no supervisory power or control over any such Contractor's employees and any complaint or change in procedure will be transmitted by US Airways to Contractor who will in turn promptly give any necessary instructions to its own personnel.

5.2 Contractor is responsible for the direct supervision of its employees through its designated representative and such representative will in turn, report to and confer with the designated agents of US Airways with respect to the Services.

5.3 Contractor agrees to assume full responsibility for any and all liability to its employees on account of injury, disability, and death resulting from, or sustained by said employees in the performance of the Services defined herein.

5.4 At US Airways' request, Contractor agrees that it will remove from service any employee who, in US Airways' opinion, where such opinion may not be such that its basis would be a violation of applicable law in the case of dismissal of an employee, is not performing in the manner required by this Agreement as soon as a qualified replacement is available, which will not be more than twenty-four (24) hours. At US Airways' request, Contractor will immediately remove from service any employee whose acts or omissions, in US Airways' opinion, where such opinion will not be such that its basis would be a violation of applicable law in the case of dismissal of an employee, constitute a breach of this Agreement.

5.5 Contractor agrees to accept full and exclusive liability for the payment of any and all taxes, contributions, and other payments for unemployment compensation and/or pension benefits, Worker's Compensation, employers

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        liability insurance or annuities now or hereafter imposed upon employers by the government of the United States or any State or political subdivision thereof with respect to such employees, measured by the wages, salaries, compensation, or other remuneration paid to such employees, and Contractor will make such payments and will make and file any and all reports and returns and do all other things necessary to comply with the laws imposing such taxes, contributions, or other payments.

5.6 Contractor further agrees to comply with such reasonable directions as US Airways, or the Site's administrators may give, including, but not limited to, those relating to directions on parking, time of access to the Site, movement of the goods within and about the Site, safety and security. Where requested by US Airways or the appropriate Site's authority, Contractor agrees that it will require its employees to wear identification badges at all times while on the Site. Contractor acknowledges that this request may apply even where US Airways does not require the same of its own employees or other contractors. Contractor agrees that Contractor and all of its employees employed to provide the Services will be cleared by applicable Airport Authority and all such employees will, if required, wear identification cards issued by such Airport Authority.

5.7 At its own expense, Contractor will comply with all FAA regulations and requirements for selection and training of personnel that would apply to US Airways. In particular, but not exclusively, Contractor will comply with 14 C.F.R. sections 107.31 and 108.33, and/or such other directive(s) or regulations that may modify, amend or supersede it, which require Contractor to conduct background checks for those employees hired after November 1, 1985 who have unescorted access to any area on an airport controlled for security reasons. Such checks will include, at a minimum, obtaining employment histories relating to the last ten (10) years and confirmation of the most recent five (5) years of prior employment.

5.8 Contractor agrees and hereby undertakes to release US Airways from and against all claims for benefits offered by US Airways to its employees. Contractor further agrees to indemnify US Airways for any loss or liability to US Airways arising as a result of Contractor or its employees being adjudicated an employee of US Airways.

5.9 Contractor represents and warrants that the employees used in the performance of the Services hereunder will have the qualifications, skills and experience necessary to perform

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        the Services and will have the work record as represented to US Airways.

ARTICLE 6 - INSURANCE AND INDEMNITY

6.1 At all times during the tenn of this Agreement, Contractor will carry and maintain in full force and effect Workers Compensation insurance as required by applicable law covering all personnel engaged in the furnishing of Services under this Agreement including Employers Liability Insurance in an amount not less than five hundred thousand dollars ($500,000). Contractor agrees to furnish US Airways with certificates evidencing this insurance required under this provision.

6.2 At all times during the term of this Agreement, Contractor will carry and maintain in full force and effect Comprehensive General Liability Insurance for bodily injury including personal injury and property and automobile liability coverage for owned and non-owned vehicles with a combined single limit of liability of not less than two million dollars ($2,000,000) Prior to the commencement of Services under this Agreement, Contractor agrees to furnish US Airways with certificates evidencing that Contractor has the insurance required under this provision. Each policy will (1) be primary without right of contribution from any other insurance that is carried by US Airways, (2) name US Airways and the Airport Authority as additional insureds, (3) contain a waiver of subrogation in favor of the additional insureds, (4) contain a provision requiring Contractor's insurers to provide US Airways with written notice of any cancellation or adverse material change in such insurance and that such cancellation or adverse material change will not be effective with respect to US Airways for thirty (30) days after such written notice is given, (5) contain a breach of warranty clause in favor of the additional insureds, and (6) be endorsed to insure Contractor's liability under this Agreement.

6.3 Contractor acknowledges and agrees that its failure to provide the certificates of insurance required under this provision and/or US Airways' failure to demand delivery of said certificates will not operate or be deemed to operate as a waiver of the insurance and associated endorsements required under this provision, and Contractor will hold US Airways harmless from any liability arising as a result of any such failure(s).

6.4 Contractor agrees and hereby undertakes to release, indemnify, defend, and save harmless US Airways, its directors, officers, employees, and agents from and

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        against all liability, damages, claims, suits, theft, penalties or actions of every name and description, including any and all costs and expenses related thereto, including the defense thereof, attorneys fees and court costs arising out of or resulting from the act or omission of Contractor, its directors, officers and employees, and/or in connection with the performance of this Agreement except to the extent caused by the negligence or willful misconduct of US Airways.

6.5 Contractor will indemnify, defend and hold harmless US Airways from and against any and all losses, damages, claims, liabilities, costs and expenses, including attorney's fees and court costs, that may be incurred on account of any actual or alleged infringement of any patent, trademark, copyright, trade secret or other intellectual property rights in connection with the manufacture, use or disposition of any of the goods and/or Services supplied hereunder. If the use or other disposition of the goods or the use or provision of the Services provided hereunder is enjoined as a result of any such infringement, Contractor will, at no expense to US Airways (a) obtain for US Airways and its customers the right to use, sell or otherwise dispose of the goods and/or Services, or (b) modify such goods or Services or substitute equivalent goods or Services acceptable to US Airways which modification or substitution is not infringing and to which the Contractor will extend the provisions of this paragraph.

ARTICLE 7 - INDEMNITY FOR GOVERNMENT ACTIONS

7.1 Contractor agrees and hereby undertakes to indemnify US Airways against any and all fines, penalties, and settlements from actions against US Airways for violations of FAA or other applicable federal, state, municipal, local or other governmental regulations or statutes occasioned by Contractor's act or omission or arising in connection with this Agreement, except where such violation results solely and directly from US Airways' gross negligence or willful misconduct. Contractor acknowledges that sums due under this Article may become due both during and after the term of this Agreement. Contractor agrees to pay any amounts owed under this Article within thirty (30) days after receipt of notice in writing from US Airways or its agent. Contractor further agrees that interest of 1/2 percent, but not more than the amount permitted by applicable law, per month or part thereof will accrue from the date of notice on sums not yet paid within thirty-five (35) days after written notice of sums due under this Article. Any sums that come due pursuant to this Article which remain unpaid for sixty

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        (60) days after demand therefor may thereafter be deducted with applicable interest from sums due to Contractor from US Airways. For the purposes of this Article notice will be deemed to be the date on which the notice was postmarked or hand delivered as the case may be. Contractor agrees that in no event will the payment of any indemnity under this Article or deductions from amounts owed to Contractor pursuant to this Article release or excuse Contractor from its duties and obligations under this Agreement.

7.2 Contractor agrees that all decisions on the manner in which to manage, settle, defend or dispose of cases initiated by the FAA or any other governmental body that result from Contractor's actual or alleged violation, by act or omission, of any regulations or statutes will be made by US Airways, in its sole discretion. Contractor acknowledges that such actions, settlements, and negotiations may take place at any time, including, but not exclusively, before formal proceedings have begun, before a complaint is issued, and both before and after any formal decision is issued.

ARTICLE 8 -PERIOD OF AGREEMENT/TERMINATION

8.1 The period of this Agreement is for two (2) years commencing on March 1, 1997 and terminating on February 28, 1999, unless terminated in accordance with terms and conditions of this Agreement. Notwithstanding the termination date specified in this provision, except in case of termination by Contractor in accordance with the terms of Article 8.3, Contractor will advise US Airways not less than ninety (90) days in advance of its intent to cease providing Services at or after the termination date. Where Contractor continues to provide Services at a location previously covered by this Agreement after the termination date specified in this Article, Contractor acknowledges and agrees that such Services will continue to meet the standards and be governed by the terms of this Agreement.

8.2 Upon written notice to Contractor from US Airways stating that Contractor is in breach of this Agreement, Contractor will immediately remedy such breach. Where Contractor fails to remedy such breach within one (1) day or to promptly initiate and continue in good faith to remedy a breach that cannot be reasonably remedied in one (1) day, US Airways will have the right to terminate this Agreement without further notice or payment to Contractor. Contractor further agrees that if it commits a substantially similar breach more than twice in any twelve ( 12) month period, regardless of remedy, US Airways will

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        have the right to terminate this Agreement without further notice or payment to Contractor. Contractor acknowledges and agrees that this provision will not operate to limit US Airways' other remedies under this Agreement.

8.3 Upon written notice to US Airways from Contractor stating that US Airways is in breach of this Agreement, US Airways will immediately remedy such breach. Where US Airways fails to remedy such breach within one (1) day or to promptly initiate and continue in good faith to remedy a breach that cannot be reasonably remedied in one (1) day, Contractor will have the right to terminate this Agreement upon thirty (30) days notice to US Airways. Where Contractor has given such notice of termination under the terms of this provision, Contractor will be deemed to have withdrawn such notice of termination in the event that US Airways remedies the breach prior to the expiration of the thirty (30) day period specified. US Airways agrees that if it commits a substantially similar breach more than twice in any twelve (12) month period, regardless of remedy, Contractor will have the right to terminate this Agreement upon thirty (30) days notice to US Airways. Contractor acknowledges and agrees that, provided payment is made on amounts due to Contractor from US Airways, untimely payments will not be deemed a breach under this provision. Contractor further acknowledges and agrees that US Airways' failure to pay amounts that are in dispute will not be deemed a breach under this provision.

8.4 Notwithstanding any other provision of this Agreement, US Airways will have the right to terminate this Agreement immediately by giving Contractor written notice to that effect should US Airways determine that Services rendered by Contractor under this Agreement have become unsatisfactory. US Airways will have the right to terminate this Agreement without cause upon thirty (30) days prior written notice of its intention to terminate the Agreement.

8.5 Any termination under the terms of this Article will not limit any obligation or liability accrued by either Party arising hereunder prior to the termination.

8.6 Except for the fees for Services provided, US Airways will not be liable for any damages or other liability as a result of the termination of this Agreement prior to the stated termination date.

ARTICLE 9 - FORCE MAJEURE

9.1 Notwithstanding anything to the contrary herein contained, it is agreed that either Party hereto will be relieved of

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        its obligations hereunder in the event and to the extent that performance hereof is delayed or prevented by any cause beyond its control and not caused by the Party claiming relief hereunder, including, without limitation, acts of God, public enemies, war, insurrection, acts or orders of governmental authorities, fire, flood, explosion, riots, strikes or the recovery from such cause ("force majeure"). Contractor agrees that where relief is obtained under this provision to make its best efforts to resume Service and, where applicable, to meet the timetable for the Services specified in Exhibit
        A. Contractor further agrees to consult with and advise US Airways of any anticipated delay or failure, as soon as it becomes aware of such anticipated delay or failure or the possibility thereof, whether for force majeure or not, and, where applicable, the re-establishment of applicable timetables.

9.2 In the event that US Airways' operations at the Site are restricted by acts or orders of governmental authorities, damage to the facility or any other cause, then US Airways will have the right, upon written notice to Contractor, to suspend this Agreement while such conditions exist. Notwithstanding any other provision of this Agreement, in the event that Contractor fails to provide the Services contracted for under this Agreement for any reason, including force majeure, and such failure continues for more than one (1) hour, US Airways may, at its sole option, acquire similar Services from another provider or provide Services for itself. Contractor agrees to reimburse US Airways for the difference in cost between those specified under this Agreement and those paid by US Airways to a different service provider, except where such failure results from force majeure. In acquiring Service from another provider, US Airways may suspend this Agreement for a period of up to thirty (30) days longer than the condition leading to Contractor's failure to provide service or terminate this Agreement. Where such failure, regardless of cause, continues for thirty (30) or more days, then US Airways will have the right to terminate this Agreement immediately upon written notice to Contractor, without any liability to Contractor by reason of such termination.

ARTICLE 10 - NOTICES

10.1 Except where specified elsewhere in this Agreement, any and all notices, approvals or demands required or permitted to be given by the Parties hereto will be sufficient if made in writing and sent by certified mail, postage prepaid or delivered by hand. Where sent by mail,

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        such notices will also be sent by facsimile. Notices to US Airways will be addressed to:

        Via U.S. Mail -                          Via Air Courier Service -

        US Airways, Inc.                         US Airways, Inc.
        Pittsburgh International Airport         US Airways Bldg. #1 - 3rd Floor
        P. O. Box 12346                          Commerce Drive - RIDC Park West
        Pittsburgh, PA 15231-0346                Pittsburgh, PA 15275
        Attn:  Director - Customer Services      Attn: Director- Customer Services
               Purchasing - PIT/H310             Purchasing
               Fax: (412)747-5309                Fax:     (412)747-5309

        and to Contractor addressed to:

        ITS
        Crown Centre
        5005 Rockside Rd.
        Cleveland, OH 44131
        Attn:  Norman H. Wood
                Vice President, Sales
                Fax: 216-642-9235

or to such other addresses in the United States as either Party may specify by notice to the other as provided herein. Notices will be deemed served as of actual receipt.

ARTICLE 11 - AUDITS

11.1 Contractor will at all times keep complete and accurate books, records and documents from which may be determined the basis for billing and for compliance with this Agreement. Such books, records, and accounts will be open for inspection, examination, audit and copying by US Airways or US Airways' authorized representatives at all reasonable times during the term of this Agreement and for three (3) years thereafter. US Airways will have the right to have its auditors, agents of the FAA or other governmental agencies, or other business related personnel accompany its agents for such auditing. Contractor will cooperate with those conducting the audit.

11.2 Contractor will at all times keep complete and accurate books, records and documents from which may be determined Contractor's compliance with all statutes, regulations, orders, ordinances and security programs. Such books, records, and documents will be open for inspection, examination, audit and copying by US Airways or US Airways' authorized representatives at all times during Contractor's hours of operation of any facility during the term of this Agreement and for five (5) years from its termination, regardless of the cause of that termination. Contractor agrees that at all times when a facility is subject to audit, Contractor will have an employee on site capable of locating and gaining access to all documents

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



        subject to audit. Where Contractor no longer services a particular Site, Contractor will cooperate with US Airways in providing such access. US Airways will have the right to have its auditors, agents of the FAA or other governmental agencies, or other business related personnel accompany its agents for such audits. Contractor will cooperate with those conducting the audit. In the event of termination of this Agreement for any cause, Contractor will provide to US Airways such documentation of regulatory compliance as US Airways requests.

11.3 Upon written request of Contractor, made within thirty (30) days of an audit conducted pursuant to this Article, US Airways will provide Contractor with a copy of all written audit results within thirty (30) days of such written request for a copy of the audit conducted by US Airways or its authorized representatives.

ARTICLE 12 - NONDISCRIMINATION

12.1 In the performance of this Agreement, Contractor will comply with all applicable statutes, requirements, orders and regulations of the Federal Government and other applicable jurisdictions, pertaining to nondiscrimination in employment and facilities including, without limitation, the provisions contained in Executive Order 11246 as amended and as may be further amended in the future, titled "Equal Employment Opportunity" and 41 C.F.R.sections 60-1.4(a), 60-250.4 and 60-741.5(a)
        which are incorporated herein by reference.

12.2 In the performance of Services to passengers on behalf of US Airways, Contractor will not discriminate on any prohibited basis, including without limitation on the basis of handicap, consistent with all federal, state and local statutes, regulations and orders, as such may be added to, amended, recodified, or revised, including those assigned to the air carrier thereunder, including without limitation, 14 C.F.R.
        Part 382 (the Regulations). Contractor further agrees to comply with the directives issued by US Airways' Complaints Resolution Official in accordance with the Regulations.

ARTICLE 13 - CONFIDENTIALITY AND WAIVER

13.1 Confidential Information means any information, in any form, including, without limitation, the terms of this Agreement, written documents, oral communications, recordings, videos, software, databases, business plans, and electronic/magnetic media, provided to or observed by Contractor pursuant to this Agreement, including information owned or provided by US Airways and/or third

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



        parties, excepting information that is generally available to the public. Contractor agrees that it will maintain all Confidential Information in confidence and use it solely for purposes of performance under this Agreement. Such Confidential Information will be distributed within Contractor's organization only to personnel with a need to know such information for purposes relating to this Agreement or in compliance with a court order or statutory requirement. In no event will Contractor disclose any Confidential Information to any third parties except subcontractors and independent consultants and then only where approved by US Airways in advance and subject to the execution of a confidentiality agreement acceptable to US Airways. Contractor further acknowledges and agrees that it will maintain the confidentiality of US Airways' operating manuals even if the information contained in them becomes available to Contractor from a non-confidential source.

13.2 Contractor acknowledges and agrees that any information shared or given to US Airways pursuant to this Agreement on a confidential basis may be shared by US Airways on a confidential basis with US Airways Group, Inc. and US Airways Affiliates, where US Airways Affiliates is defined as those other companies that operate under a US Airways trade name, subsidiaries of US Airways Group, Inc., members of US Airways Express, airlines for which US Airways does purchasing and those airlines' parent corporations, and any airline(s) with which US Airways has or may have in the future an alliance, where alliance will be defined as such airline(s) and US Airways having a code-sharing agreement as that term is used in the aviation industry.

13.3 Upon request by US Airways to Contractor, Contractor will immediately return to US Airways at Contractor's expense all US Airways documents and all copies of such documents in possession or under the control either directly or indirectly of Contractor or its agents. Contractor acknowledges and agrees that US Airways will have the right to exercise this right as many times as it deems necessary throughout the term and even after the termination of this Agreement, regardless of the cause of that termination.

13.4 Contractor acknowledges that the terms and conditions of this Agreement will be deemed and treated as Confidential Information as defined in this Agreement.

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



ARTICLE 14 - MISCELLANEOUS

14.1 Titles - Article titles and subheadings contained herein are inserted only as a matter of convenience and for reference. Such titles in no way define, limit, or describe the scope or extent of any provision of this Agreement.

14.2 Nonexclusive - Nothing in this Agreement will be deemed to act as a bar to US Airways' solicitation or purchasing Services from any other company or performing Services itself at any time.

14.3 Survival - The representations, warranties and indemnities contained herein will survive the termination of this Agreement.

14.4 Enforceability - If, for any reason, any portion of this Agreement will be unenforceable or determined by a court of competent jurisdiction to be in violation of or contrary to any applicable statute, regulation, ordinance, order, or common law doctrine, then that portion will be of no effect. Nevertheless, the balance of the Agreement will remain in full force and effect as if such provision were never included.

14.5 No Waiver - Except as otherwise specifically provided in this Agreement, a waiver by either Party of any breach of any provision of this Agreement, or either Party's decision not to invoke or enforce any right under this Agreement, will not be deemed a waiver of any right or subsequent breach, and all provisions of this Agreement will remain in force.

14.6 Whole Agreement - This Agreement represents the entire agreement between the Parties hereto and any additions, deletions or modifications will not be binding on either Party unless accepted and approved in writing by duly authorized representatives of both Parties.

14.7 Assignment - The Parties agree and covenant, except as specifically provided in this Agreement, that this Agreement and the rights and obligations established thereunder, may not be assigned in whole or in part without the prior written consent of the other, where such consent will not be unreasonably withheld, except that US Airways may assign its rights to US Airways Group, Inc., any wholly owned subsidiaries of US Airways Group, Inc. or any successor through merger, asset sale, operation of law or the like.


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



14.8 Severability - The Parties acknowledge and agree that where Services are provided at more than one location under this Agreement there will be deemed to be, and this Agreement will be interpreted as though there were, a separate contract in place for each location.

14.9 Choice of Law - The Parties agree that this Agreement will be governed by the Laws and Common Law of the United States and Commonwealth of Virginia as though the entire contract was performed in Virginia and without regard to Virginia's conflict of laws statutes. The Parties further agree that they consent to the jurisdiction of the Courts of Virginia or the federal courts located within the Commonwealth of Virginia and waive any claim of lack of jurisdiction or forum non convenient.

14.10 Advertising - Neither party to this Agreement will use the name of the other party for advertising purposes without the prior written consent of the other Party, which consent may be withheld in that other Party's sole discretion.

IN WITNESS WHEREOF, US Airways, Inc. and Contractor have caused this instrument to be executed by their duly authorized representatives on the day and year first above written.

For International Total                         For US Airways, Inc.
  Services, Inc.


------------------------------                  ------------------------------
By:  Norman H. Wood                             By:  Patrick G. Mahon
Title: Vice President, Sales                    Title:  Manager - Airport
                                                        Services Purchasing

Date: _______________________                   Date: _______________________




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



                                                                      EXHBIT - A
                                                                     PAGE 1 OF 4

                             DEFINITION OF SERVICES
                             ----------------------

                        PRE-DEPARTURE SCREENING SERVICES

                    US AIRWAYS, INC. CONTRACT NUMBER ORF007PD
                      NORFOLK INTERNATIONAL AIRPORT (ORI;)

1.0     LOCATION:

1.1 Contractor will provide Services at Norfolk International Airport, Concourse A. Contractor acknowledges that US Airways either currently, or may in the future, share this location with other airlines.

2.0     SPECIFICATION OF SERVICES:

2.1 Services to be provided by Contractor's personnel will be defined as and include the following:

        a. Providing pre-departure screening services as required by, but not limited to, those services mandated by the Federal Aviation Regulations (FARs), the Air Carrier Standard Security Program (ACSSP) and the Checkpoint Operations Guide (COG), as they exist now and as amended from time to time, and all requirements that they incorporate by reference.

        b. Upon request, where such request may be specified as continuing, promptly distributing to US Airways all incidents and other required reports. All such reports will be legible and credible.

        c. Upon request, where such request may be specified as continuing, providing US Airways with a list all weapons found during any given month. Contractor will maintain records sufficient to comply with this request for not less than two years.

        d. Providing an on site manager who possesses experience with, and knowledge of, airline operations in a management capacity. This manager will be responsible for maintaining and supervising communications with US Airways' on-site managers on all pertinent issues, both positive and negative. This manager or his or her designee must have Air Transport Association of America (ATA) Training Certification and be Ground Security Coordinator (GSC) qualified. The manager or management designee is required to be available, at US Airways' discretion, to attend the local ATA airport managers meetings and/or for conferences with US Airways' Station Manager or other US Airways personnel as designated by the US Airways Station Manager. Such

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            airport managers meetings are currently held the second Tuesday of each month at 13:00 hours at the airport conference room, but both the time and place are subject to change.

        e. Furnishing qualified personnel in such numbers and at such times as required during the Agreement. Contractor will have arrangements to immediately provide replacement personnel for those individuals unable to report for duty in order to maintain minimum staffing requirements as defined in the FARs, ACSSP or COG.

        f. Having thorough knowledge of and complying with all ATA and other applicable security training requirements. When directed by US Airways, where such direction may be specified as continuing, Contractor agrees to emphasize the ideals of customer service in training classes as specified by US Airways.

        g. Advising US Airways at least two (2) weeks in advance of the time, date and place of each and every training class conducted by Contractor for its personnel or in which those personnel will participate who work for Contractor in performing this Agreement and allow one or more representatives of US Airways to attend and/or participate in each class. Such participation may include allowing the US Airways representative to address the class.

        h. When required by the FAA, applicable airport authority, or contract, acquiring office space within the airport grounds. For the purpose of administering this contract, office space is required by US Airways.

        i. Furnishing personnel who will maintain the Site's image and standards, and be fully outfitted with contractors uniforms and other necessary equipment, such as, but not limited to two-way radios.

        j. Upon request, where such request may be specified as continuing, providing US Airways with a current list of all of Contractor's employees engaged in performance of the Services and provide updates to that list whenever there is a change.

        k. Performing all evaluations required by the FAA. Upon request, where such request may be specified as continuing, Contractor will provide US Airways with a copy of all completed evaluations within two business days of their completion.

2.2 Contractor will provide additional services as requested by US Airways pursuant to the terms of this Agreement. Contractor may, with US Airways' consent, increase its fees by an amount equal to Contractor's increased costs associated with such additional services. Contractor agrees to provide US Airways with documentation that substantiates the increase. Such increase will be

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        effective from the date when the additional services are commenced. Such increases will not include costs associated with increases in the number of personnel billable pursuant to this Agreement. US Airways reserves the right to discontinue additional services implemented pursuant to this provision. In such case the increase in the fees will be eliminated to the extent of the change. US Airways also reserves the right to reduce services. Contractor agrees to reduce its fees accordingly and to cooperate with US Airways in supplying all information necessary to calculate the reduction.

2.3 Contractor will make its best efforts to accommodate demands for increases in the number of personnel on less than twenty-four (24) hours notice. Contractor will accommodate demands for increased staffing with twenty-four (24) or more hours notice. Contractor will accommodate any demands for any decreases in staffing requirements immediately upon written notice. For the purposes of this provision, written notice will be sufficient if hand delivered to Contractor s on site manager. US Airways agrees that where Contractor must pay overtime wages as specified in this Agreement in order to accommodate a request for an increase in staffing on less than twenty four (24) hours notice, US Airways will pay such overtime rates.

2.4 Contractor agrees that the Station Manager, or his or her designee, at each Site where Service is provided may determine the level of service to be provided by Contractor. Such levels will be subject to adjustment pursuant to this Agreement in US Airways' sole discretion. The applicable Station Manager or their designee will inform Contractor on a monthly basis of the estimated level of service that will be required for the coming month. Where such information is not provided Contractor will assume that no change is required from the previous month.

2.5 Contractor agrees that US Airways may, at its sole discretion, create, change or cancel incentive programs for those Contractor employees providing pre-departure screening services. Such programs may include rewards of money, gifts, or other awards as designated, determined, and provided by US Airways to be given by Contractor to such employees of Contractor as designated and determined by US Airways. Contractor acknowledges that such rewards will not reflect US Airways' belief that such employees performance is beyond that required by this Agreement, but only that, considering the importance of pre-departure screening, US Airways desires to motivate Contractor's employees to perform their tasks to the best of their

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        abilities and reward success. Contractor agrees to aid US Airways in publicizing such incentive programs by permitting US Airways to provide information concerning such programs to Contractor's employees. Contractor agrees that in the event that such a program is implemented that any such rewards will be accepted by Contractor on behalf of its employees, and delivered in their entirety to the Contractor employees designated by US Airways. Contractor acknowledges that such programs may be implemented by US Airways in a non-uniform fashion among its various stations and pre-departure screening service providers. Contractor agrees that such awards, when given to its employees, will be properly reported for the purposes of the recipients' applicable employment taxes, and that such gifts will not in any manner reduce that employee's normal wages. Contractor further agrees that where no program is in effect, but a Contractor employee's actions in a particular circumstance is, in US Airways' sole opinion, worthy of reward, Contractor agrees to deliver to such Contractor employee such reward as US Airways designates and provides as though such a program as described in this provision were in effect. In order that such rewards not create a tax burden on Contractor in relation to tax contributions that Contractor must pay in relation to its employees' wages, Contractor will supply US Airways with such information as required so that the appropriate gross up on the applicable award may be calculated and such amount will be paid to Contractor in addition to the amounts given to Contractor pursuant to this provision. US Airways agrees that such incentive programs will be implemented in such a manner as to not discriminate on any statutorily prohibited basis.

3.0     STAFFING AND SCHEDULE:

3.1 The hours of operation are currently Monday through Sunday from 050 hours to 1900 hours, but are subject to change.

3.2 The estimated daily staffing to be provided by Contractor will be as follows:

                  PBS/Exit Lane Guard              90.5 Hours
                  CSS                              21 Hours
                  Manager                          4 Hours (non-billable)

3.3 Contractor acknowledges and agrees that the staffing.and daily schedule specified in this exhibit is only an estimate and agrees that staffing levels and schedule will be determined by US Airways in its sole discretion.

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


4.0     EQUIPMENT:

4.1 There is one (1) checkpoint consisting of two (2) walk-through metal detectors and two (2) X-ray machines that will be monitored by Contractor pursuant to this Agreement. The metal detectors and X-ray machines will be furnished and maintained by US Airways.

4.2 All other equipment will be furnished and maintained by the Contractor at its sole expense.



                                       -5-

                                                           Contract No: ORF007PD
                                                              Date: July 3, 1997